UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2013

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

Please see the disclosure set forth under “Item 8.01 Other Events” under the caption “Presentation at the J.P. Morgan 2014 Healthcare Conference,” which is incorporated by reference into this Item 2.02.

Item 8.01	Other Events.

Research Foundation of the State University of New York (“SUNY”) Litigation

On December 20, 2013, Nektar Therapeutics (“Nektar”) entered into a Settlement Agreement and Release (the “Settlement”) with SUNY, relating to the previously announced action filed by SUNY against Nektar on November 18, 2009 in the United States District Court for the Northern District of New York to recover amounts SUNY alleged it is owed pursuant to a technology licensing contract between Nektar and SUNY, as previously discussed in Nektar’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q previously filed with the Securities and Exchange Commission (the “SEC”).

Under the terms of the Settlement, SUNY agreed to dismiss the action with prejudice and relinquish all rights it may have had to a portion of future development and regulatory milestone payments payable to Nektar under the Co-Development, License and Co-Promotion Agreement, dated August 1, 2007, between Nektar (and its subsidiaries) and Bayer Healthcare LLC, as amended, related to the inhaled amikacin program in exchange for (i) a $5 million payment due on April 1, 2014; (ii) a $5 million payment due on January 1, 2015, (iii) a series of four $500,000 payments each due on April 1, 2014, January 1, 2015, January 1, 2016, and January 1, 2017, respectively; and (iv) certain other terms and conditions.

Presentation at the J.P. Morgan 2014 Healthcare Conference

On January 14, 2014, Howard W. Robin, the President and Chief Executive Officer of Nektar, participated in the J.P. Morgan 2014 Healthcare Conference. A copy of the presentation slides used at the conference are attached as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

As part of the presentation, Mr. Robin announced that based upon preliminary estimates, as of December 31, 2013, Nektar had cash and investments in marketable securities of approximately $262 million, which amount includes $25 million in restricted cash as well as a previously disclosed $70 million milestone payment paid by AstraZeneca PLC (“AstraZeneca”) to Nektar in November 2013 under the terms of a license agreement, dated September 20, 2009, as amended, between AstraZeneca and Nektar. The $70 million milestone payment would be recognized as revenue by Nektar upon the earlier to occur of approval by the U.S. Food and Drug Administration (the “FDA”) of naloxegol or AstraZeneca receiving a complete response letter from the FDA which does not include a requirement for a pre-approval cardiovascular safety study that is reasonably expected to exceed $70 million in external costs to complete. For other important terms and conditions related to the $70 million milestone payment, please refer to Item 1.01 of the Current Report on Form 8-K filed by Nektar with the SEC on August 8, 2013.

This financial information has been prepared by and is the responsibility of Nektar’s management and has not been reviewed or audited by Nektar’s independent registered public accounting firm, and, accordingly, Nektar’s independent registered public accounting firm does not express an opinion on or provide any other form of assurance with respect to this preliminary data. This financial information is subject to completion of Nektar’s year-end financial closing procedures, the preparation of Nektar’s financial statements, and the completion of the audit of Nektar’s financial statements as of and for the year ended December 31, 2013, and Nektar’s actual results may differ from these estimates.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Presentation Slides.

The information included in this Item 9.01, including Exhibit 99.1, shall be deemed to be “filed” rather than furnished for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEKTAR THERAPEUTICS

By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel and Secretary

Date: January 21, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Presentation Slides.